UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
June 18, 2021

National Instruments Corporation
(Exact Name of Registrant as Specified in Its Charter)

000-25426
(Commission File Number)

Delaware	74-1871327
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

11500 North MoPac Expressway
Austin, TX 78759
(Address of principal executive offices, including zip code)

(512) 683-0100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NATI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On June 18, 2021, National Instruments Corporation (the "Company") entered into a Second Amended and Restated Credit Agreement (the "Credit Agreement") among the Company, as borrower, the lenders from time-to-time party thereto (the "Lenders"), and Wells Fargo Bank, National Association, as the administrative agent, swingline lender and issuing lender ("Administrative Agent"), with Wells Fargo Securities, LLC, as sole lead arranger and bookrunner. The Credit Agreement amends and restates in its entirety and refinances the Company's existing Amended and Restated Credit Agreement, dated as of June 12, 2020, by and among the Company, the lenders from time-to-time party thereto and Administrative Agent, as amended on October 30, 2020 (the “Existing Credit Agreement”).

The Credit Agreement provides for a secured revolving loan facility in an aggregate principal amount of up to $500 million at any time outstanding, with a sublimit of $25 million for the issuance of letters of credit. Subject to the terms and conditions of the Credit Agreement, including obtaining commitments from existing lenders or new lenders, the Company may request term loans or additional revolving commitments. Pursuant the Credit Agreement, the revolving line of credit terminates, and all revolving loans and term loans, if any, under the Credit Agreement will be due and payable, on June 18, 2026. The revolving loans accrue interest, at the Company’s option, at a base rate equal to the highest of (a) the prime rate, (b) the federal funds rate plus 0.50%, and (c) a LIBOR loan interest rate of LIBOR for an interest period of one month plus 1.00%, plus a margin of 0.25% to 0.75%, or LIBOR plus a margin of 1.25% to 1.75%, with the margin being determined based upon the Company's consolidated total net leverage ratio. The Credit Agreement contains financial covenants requiring the Company to maintain a maximum total net leverage ratio of less than or equal to 3.50 to 1.00, which increases to 4.00 to 1.00 for a specified period following material acquisitions, and a minimum interest coverage ratio of greater than or equal to 3.00 to 1.00, in each case determined in accordance with the Credit Agreement.

As of the closing date, $100 million in revolving loans and approximately $1,251,000 of letters of credit were outstanding under the Credit Agreement. The proceeds of the revolving loans made on the closing date were used to prepay in full and terminate the term loan outstanding under the Existing Credit Agreement and to pay associated costs, fees and other expenses.  Proceeds of future revolving loans may be used for working capital and other general corporate purposes.

The Credit Agreement provides for a commitment fee of 0.150% to 0.250% per annum, determined based upon the Company's consolidated total net leverage ratio, on the average daily unused amount of the revolving committed amount, payable quarterly in arrears.

The Credit Agreement requires that certain of the Company’s wholly-owned domestic subsidiaries (the "Subsidiary Guarantors") enter into a guaranty agreement ("Guaranty") in favor of the Administrative Agent guarantying the obligations of the Company under the Credit Agreement, among other things. On the closing date, there were no Subsidiary Guarantors and no Guaranty was executed at this time. In connection with the Credit Agreement, the Company, the Subsidiary Guarantors from time-to-time party thereto and the Administrative Agent have entered into an Amended and Restated Collateral Agreement ("Collateral Agreement") pursuant to which the Company and each Subsidiary Guarantor have granted (or will grant) a lien on substantially all of their assets to secure their obligations under the Credit Agreement and the Guaranty.

The Credit Agreement contains customary affirmative and negative covenants. The affirmative covenants include, among other things, delivery of financial statements, compliance certificates and notices, payment of taxes and other obligations, maintenance of existence, maintenance of properties and insurance, maintenance of books and records, and compliance with applicable laws and regulations.  The negative covenants include, among other things, limitations on indebtedness, liens, mergers, consolidations, acquisitions and sales of assets, investments, changes in the nature of the business, affiliate transactions and certain restricted payments. The Credit Agreement contains customary events of default including, among other things, payment defaults, breaches of covenants or representations and warranties, cross-defaults with certain other indebtedness, bankruptcy and insolvency events, judgment defaults and change in control events, subject to grace periods in certain instances. Upon an event of default, the Administrative Agent and the Lenders may declare all or a portion of the outstanding obligations payable by the Company to be immediately due and payable and exercise other rights and remedies provided for under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate of interest equal to 2.00% above the otherwise applicable interest rate.

The Administrative Agent and the other lenders have engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with the Company or its affiliates. The Administrative Agent and the other lenders thereto have received, or may in the future receive, customary fees and commissions for such transactions.

The foregoing description of the material terms of the Credit Agreement and the Collateral Agreement is only a summary and is qualified in its entirety by the terms of the respective agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the Credit Agreement and the Collateral Agreement set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

Item	Description
10.1
Second Amended and Restated Credit Agreement, dated as of June 18, 2021, among National Instruments Corporation, as borrower, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as the administrative agent, swingline lender and issuing lender

10.2
Amended and Restated Collateral Agreement, dated as of June 18, 2021, among National Instruments Corporation, and certain of its subsidiaries from time to time party thereto, as grantors in favor of Wells Fargo Bank, National Association, as administrative agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ R. Eddie Dixon, Jr.
Name: R. Eddie Dixon, Jr. Title: Chief Legal Officer, Senior Vice President and Secretary

Date: June 23, 2021